Exhibit 16.1

April 14, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of CMG Holdings Group, Inc.’s Form 8-K dated  April 14, 2014, and have the following comments:

1.	We agree with the statements made as it pertains to our firm.

2.	We have no basis on which to agree or disagree with any other statements of the Registrant.

Yours truly,

/s/ MaloneBailey, LLP
Houston, Texas